CINGULAR WIRELESS LLC

Exhibits — Press Release dated April 20, 2004 reporting financial results for the quarter ended March 31, 2004

Exhibit 99.1

Cingular Wireless Reports First-Quarter Results:
Solid Subscriber Growth, Improved Margins,
Continued GSM Success

•	First-quarter net adds total 554,000, to reach 24.6 million cellular/ PCS subscribers; 2.5 million net gain over the past four quarters

•	Cingular’s nationwide GSM/GPRS network overlay on track to achieve 100 percent network coverage in next 90 days

•	66 percent of Cingular’s minutes now on its GSM/GPRS network

•	Revenues up 8.4 percent to $3.9 billion; cellular/PCS data revenues up 53 percent

•	580 basis point sequential improvement in operating margin, delivering on goals outlined in January

ATLANTA — April 20, 2004 — Cingular Wireless LLC, a joint venture between SBC Communications (NYSE: SBC) and BellSouth Corporation (NYSE: BLS), today reported first-quarter 2004 results shaped by continued solid subscriber growth, rapid progress in its GSM/GPRS conversion, and a 580 basis point sequential improvement in operating margins, in line with goals outlined by the company in January.

     For the three months ended March 31, 2004, Cingular achieved net subscriber additions of 554,000, bringing its nationwide cellular/PCS customer base to 24.6 million – up 2.5 million over the past four quarters.

     Gross customer additions in the first quarter totaled 2.5 million, marking Cingular’s third consecutive quarter with gross adds at or above 2.5 million. Average monthly subscriber churn declined 10 basis points sequentially to 2.7 percent, driven by a decline in postpaid retail subscriber churn. Wireless local number portability, implemented in November of 2003, continues to have minimal impact on Cingular’s subscriber results.

     As it has sustained solid subscriber growth, Cingular continues to move forward aggressively toward completion of its nationwide network overlay of next-generation GSM/GPRS technology. At the end of the first quarter, Cingular’s GSM/GPRS network was available to 94 percent of the company’s operational POPs, up from approximately 56 percent a year earlier. Cingular now expects to achieve 100 percent GSM/GPRS network coverage by July of this year.

CINGULAR WIRELESS LLC

Exhibits — Press Release dated April 20, 2004 reporting financial results for the quarter ended March 31, 2004

Exhibit 99.1

     At the end of the first quarter, more than 53 percent of Cingular’s handsets in service were GSM capable, up from 22 percent a year earlier and 45 percent at the end of 2003. Approximately 66 percent of Cingular’s total minutes are now carried on its GSM network. GSM provides the truest voice quality in wireless. GSM is the world’s most popular wireless technology, and it provides customers the widest selection of handsets in the industry with features such as color screens, built-in cameras and the latest data services

     “Cingular continues to execute very well,” said Stan Sigman, President and CEO of Cingular Wireless, “In the first quarter, we sustained good momentum in subscriber growth. We improved margins. We introduced innovations in customer care, such as our new personalized summary of customers’ service plans available within minutes of signing up for service. And we continued our nationwide drive to improve coverage and network quality.

     “In February, Cingular Wireless took a huge step forward when we agreed to acquire AT&T Wireless,” Sigman continued. “This transaction will strengthen our nationwide coverage and help us deliver great service for customers. It will give us a terrific platform for innovation and new services. And, it will provide expanded opportunities for growth in the years ahead.

     “Coverage and scale are key, but sustained success in wireless comes from doing a great job on the fundamentals,” Sigman said. “And the fundamentals for our business are network performance and customer care. These are the execution areas where Cingular is intensely focused in 2004, as we move toward finalizing our acquisition of AT&T Wireless. And these are the areas where we intend to excel as we move our business forward.”

Financial Results

     Major drivers of Cingular’s first-quarter financial results were solid subscriber growth coupled with aggressive execution in terms of GSM network build, network expansion and customer service initiatives.

•	First-quarter revenues grew to $3.9 billion, up 8.4 percent compared with the year-earlier first quarter. Service revenues increased 4.8 percent to $3.6 billion.

•	Cellular/PCS data revenue increased 53 percent year-over-year, largely due to the rising popularity of text messaging, as well as downloadable ringtones and photo messaging. Cingular delivered more than 1.3 billion text messages during the quarter, almost double the volume in the first quarter of 2003.

•	Cellular/PCS ARPU (average revenue per user), which represents service revenue per subscriber, was $47.95, down 2.2 percent from the fourth quarter of 2003 and down 5.5 percent from the year-earlier first quarter. However, during the first quarter, Cingular saw improving ARPU trends, with March results up from January and February levels.

CINGULAR WIRELESS LLC

Exhibits — Press Release dated April 20, 2004 reporting financial results for the quarter ended March 31, 2004

Exhibit 99.1

•	Total operating expenses were $3.4 billion in the first quarter, down 5.6 percent versus $3.6 billion in the fourth quarter of 2003 and up 15.8 percent from $2.9 billion in the year-ago period.

•	Cingular’s operating margin improved substantially from fourth-quarter 2003 levels, in line with the goals outlined by management in January. Cingular’s operating margin was 14.2 percent, up 580 basis points from the fourth quarter of 2003 and down 550 basis points from the first quarter of 2003. (Operating margin is the percentage of operating income to operating revenue)

•	First-quarter operating income was $559 million, compared with $329 million in the fourth quarter of 2003 and $716 million in the first quarter a year ago.

Agreement To Acquire AT&T Wireless

     To expand its ability to serve customers and improve growth prospects, Cingular announced in February an agreement to acquire AT&T Wireless. Customers of the new company will have access to the largest network in the United States, with spectrum in 49 states and coverage in 97 of the top 100 markets. Today, the combined companies would have 46 million customers, and combined 2003 annual revenues of $32 billion.

     “AT&T Wireless’ first quarter subscriber and revenue numbers, which were released this morning are consistent with our expectations for the quarter,” said Sigman. “The release indicates that management at AT&T Wireless is taking action to address the issues they are facing, but these results emphasize the importance of completing this deal as soon as possible.”

     The Cingular/AT&T Wireless transaction requires approvals from the U.S. Department of Justice and the Federal Communications Commission. Filings with both agencies were made in mid-March. Cingular anticipates no delays in the review process and expects the transaction to close before year end.

Product and Service Initiatives

     In addition to announcing this transaction, Cingular made progress on a number of fronts in the first quarter as it worked to enhance its products and service capabilities.

•	In March, Cingular Wireless announced a major customer service initiative designed to provide customers with a clear, personalized summary of their service plan within minutes of signing up for service. The Cingular Service Summary gives new customers easy-to-understand information about their service plan, a simulated first bill with expected charges, an example of an ongoing bill, color-coded coverage maps specific to their calling plan, and other details about the terms of service. The service began rolling out on April 5th in company-owned stores in all markets and will be available in exclusive agent locations later this summer. Beginning May 22nd, customers will have the ability to view their Cingular Service Summary on www.cingular.com. The Summary is one of several initiatives the company plans to introduce

CINGULAR WIRELESS LLC

Exhibits — Press Release dated April 20, 2004 reporting financial results for the quarter ended March 31, 2004

Exhibit 99.1

throughout the year to improve the customer experience.

•	Cingular also has launched a new service that lets subscribers obtain fast and easy access to important account information directly from their handsets. Called “* (Star) Services” this new feature essentially puts management of personal account information in the hands of wireless customers. By simply dialing the appropriate “star code,” Cingular customers can have their current account balance and/or remaining minutes delivered to their handset via short-messaging. * (Star) Services also allows customers to enter a star code to make a bill payment using an interactive voice response (IVR) feature.

•	To drive expanded customer options in data services, Cingular continues to move forward in implementing EDGE (Enhanced Data rates for GSM Evolution) high speed data technology throughout its network and expects to have substantially all of its markets enabled with the high speed EDGE technology by the end of this summer. Cingular was the first carrier in the world to launch EDGE when it turned up its network in Indianapolis in July 2003. EDGE allows for data rates up to 170 Kbps with average speeds ranging between 75-135 Kbps.

•	Cingular also closed its $1.4 billion acquisition of 34 PCS spectrum licenses from NextWave Telecom Inc. on April 8th. These licenses, covering approximately 83 million potential customers, are for spectrum primarily in markets where Cingular currently has voice and data operations. This additional spectrum depth enhances Cingular’s ability to improve network quality, increase capacity and build next generation services for customers.

About Cingular Wireless

     Cingular Wireless, a joint venture between SBC Communications (NYSE — SBC) and BellSouth (NYSE — BLS), serves more than 25 million voice and data customers across the United States. A leader in mobile voice and data communications, Cingular is the only U.S. wireless carrier to offer Rollover(SM), the wireless plan that lets customers keep their unused monthly minutes. Cingular has launched the world’s first commercial deployment of wireless services using Enhanced Data rates for GSM Evolution (EDGE) technology. Cingular provides cellular/PCS service in 43 of the top 50 markets nationwide, and provides corporate e-mail and other advanced data services through its GPRS, EDGE and Mobitex packet data networks. Details of the company are available at www.cingular.com.

     Get Cingular Wireless press releases e-mailed to you automatically. Sign up at www.cingular.com/newsroom.

CINGULAR WIRELESS LLC

Exhibits — Press Release dated April 20, 2004 reporting financial results for the quarter ended March 31, 2004

Exhibit 99.1

Conference Calls

SBC will host its first quarter earnings conference call, during which Cingular’s earnings results will be discussed, on April 21, 2004. It will be broadcast live via the Internet at 10 a.m. Eastern time at www.sbc.com/investor_relations.

BellSouth’s first quarter earnings conference call, during which Cingular’s earnings results will be discussed, will be held at 10 a.m. Eastern time on April 22, 2004 at www.bellsouth.com/investor/.

Forward-looking Information

In addition to historical information, this document and the conference calls referred to above may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include:

•	the pervasive and intensifying competition in all markets where we operate;

•	delay in closing the acquisition of AT&T Wireless;

•	failure to quickly realize capital and expense synergies from the acquisition of AT&T Wireless as a result of technical, logistical, regulatory and other factors;

•	problems associated with the transition of our network to higher speed technologies;

•	slow growth of our data services due to lack of popular applications, terminal equipment, advanced technology and other factors;

•	sluggish economic and employment conditions in the markets we serve;

•	the final outcome of FCC proceedings, including rulemakings, and judicial review, if any, of such proceedings;

•	impact of local number portability on our growth and churn rates, revenues and expenses;

•	enactment of additional state and federal laws, regulations and requirements pertaining to our operations; and

•	the outcome of pending or threatened complaints and litigation.

Such forward-looking information is given as of this date only, and Cingular assumes no duty to update this information.

Contact:

Investor Relations Contacts:
Kent Evans
404-236-6203
kent.evans@cingular.com

Jeff Cannon
404-236-5486
jeffrey.cannon@cingular.com

CINGULAR WIRELESS LLC

Exhibits — Press Release dated April 20, 2004 reporting financial results for the quarter ended March 31, 2004

Exhibit 99.1

Media Relations Contact:
Clay Owen
404-236-6153 (office)
404-538-0124 (wireless)
clay.owen@cingular.com